Briggs & Veselka Co.

A Professional Corporation

Certified Public Accountants and Business Advisors

May 24, 2011

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: Tupper, Inc. -- SEC File No. 333-149921

Dear Ladies and Gentlemen:

We have read the statements of Tupper, Inc. in Item 4.01 on Form 8-K to be filed on or about May 24, 2011 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/Briggs & Veselka Co.

Briggs & Veselka Co.

Bellaire, Texas